Exhibit 99.1

For Immediate Release	Contact: Lynn Liddle, Executive Vice President, Communications, Investor Relations and Legislative Affairs (734) 930-3008

Domino’s Pizza Announces 2014 Financial Results

Strong Fundamentals Drive Global Sales and Earnings Growth; Dividend Increases

ANN ARBOR, Michigan, February 24, 2015: Domino’s Pizza, Inc. (NYSE: DPZ), the recognized world leader in pizza delivery, today announced results for the fourth quarter and fiscal 2014, comprised of strong growth in same store sales, global store counts and earnings. Domestic same store sales grew 11.1% during the quarter versus the year-ago period, and 7.5% for the full year, continuing the positive sales momentum in the Company’s domestic business. The international division also posted strong results with same store sales growth of 6.1% during the quarter and 6.9% for the full year. The fourth quarter marked the 84th consecutive quarter – or 21st full year – of international same store sales growth. The Company also had global net store growth of 743 stores in 2014, comprised of 81 net new domestic stores and a record 662 net new stores internationally.

On an as-reported basis, fourth quarter diluted EPS was 85 cents, up 9.0% over the prior-year quarter; full year diluted EPS was $2.86, up 15.3% over the prior year. On an as-adjusted basis, fourth quarter diluted EPS was 91 cents, up 16.7% over the prior-year quarter; full year as-adjusted diluted EPS was $2.90, up 18.4% over the prior year.

Management commented that it had deployed free cash flow totaling approximately $147 million in fiscal 2014, including $82.4 million in share repurchases, $52.8 million in quarterly dividend payments and $11.8 million in required principal payments on long-term debt. Additionally, on February 11, 2015, the Board of Directors declared a 31 cent per share quarterly dividend for shareholders of record as of March 13, 2015 to be paid on March 30, 2015. This represents a 24% increase over the previous quarterly dividend amount.

J. Patrick Doyle, Domino’s President and Chief Executive Officer, said: “Fundamental strength, with a growing global store base, robust sales and technological innovation, continues to truly drive the business. Franchisees are both energized and financially sound, which is fueling our store reimage program, sales and store growth.”

Fourth Quarter and Fiscal 2014 Highlights:

(dollars in millions, except per share data)	Fourth Quarter of 2014	Fourth Quarter of 2013	Fiscal 2014	Fiscal 2013
Net income	$48.0	$44.7	$162.6	$143.0

Weighted average diluted shares	56,777,007	57,412,557	56,931,226	57,720,998

Diluted earnings per share, as reported	$0.85	$0.78	$2.86	$2.48
Items affecting comparability*	0.06	—	0.04	(0.02)

Diluted earnings per share, as adjusted*	$0.91	$0.78	$2.90	$2.45

*	Refer to the Items Affecting Comparability section on page three for additional details. Diluted earnings per share figures may not sum to the total due to the rounding of each individual calculation.

•	Revenues were up 13.5% for the fourth quarter versus the prior year period, due primarily to higher supply chain volumes and elevated commodity prices (specifically cheese and meats) as well as increased sales of equipment to stores as our store reimaging program continues. Additionally, sales and store growth contributed to increased revenues in all business segments. These increases were partially offset by the negative impact of foreign currency exchange rates.

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Domino’s Pizza: FY 2014 Earnings Release, Page Two

•	Net Income was up $3.4 million, or 7.5%, for the fourth quarter versus the prior year period, primarily driven by domestic and international same store sales growth and global store count growth, as well as increased supply chain volumes. The resulting increase in net income was partially offset by an impairment charge recognized in connection with the sale of the Company’s corporate airplane (which negatively impacted net income by $3.6 million) and the negative impact of foreign currency exchange rates.

•	Diluted EPS increases, as noted above, were due to higher net income and lower weighted average diluted shares outstanding. (See the Items Affecting Comparability section and the Comments on Regulation G section.)

The table below outlines certain statistical measures utilized by the Company to analyze its performance. Refer to the Comments on Regulation G section on page four for additional details.

	Fourth quarter of 2014	Fiscal 2014
Same store sales growth: (versus prior year period)
Domestic Company-owned stores	+11.9%	+6.2%
Domestic franchise stores	+11.0%	+7.7%

Domestic stores	+11.1%	+7.5%

International stores (excluding foreign currency impact)	+6.1%	+6.9%

Global retail sales growth: (versus prior year period)
Domestic stores	+13.0%	+9.2%
International stores	+8.5%	+12.9%

Total	+10.6%	+11.1%

Global retail sales growth: (versus prior year period, excluding foreign currency impact)
Domestic stores	+13.0%	+9.2%
International stores	+14.3%	+15.3%

Total	+13.7%	+12.4%

	Domestic Company- owned Stores	Domestic Franchise Stores	Total Domestic Stores	International Stores	Total
Store counts:
Store count at September 7, 2014	376	4,640	5,016	6,265	11,281
Openings	—	60	60	323	383
Closings	—	(9)	(9)	(26)	(35)
Transfers	1	(1)	—	—	—

Store count at December 28, 2014	377	4,690	5,067	6,562	11,629

Fourth quarter 2014 net change	1	50	51	297	348

Fiscal 2014 net change	(13)	94	81	662	743

Conference Call Information

The Company will file its annual report on Form 10-K this morning. Additionally, Domino’s Pizza will hold a conference call today at 10 a.m. (Eastern) to review its 2014 financial results. The call can be accessed by dialing (888) 400-9978 (U.S./Canada) or (706) 634-4947 (International). Ask for the Domino’s Pizza conference call. The call will also be webcast at biz.dominos.com. If you are unable to participate on the call, a replay will be available for thirty days by dialing (855) 859-2056 (U.S./Canada) or (404) 537-3406 (International), Conference ID 71608177. The webcast will also be archived for 30 days on biz.dominos.com.

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Domino’s Pizza: FY 2014 Earnings Release, Page Three

Share Repurchases

During fiscal 2014, the Company repurchased and retired 1,151,931 shares of its common stock under its open market share repurchase program for approximately $82.4 million, or an average price of $71.54 per share. As of February 17, 2015, the Company had authorization for repurchases of approximately $132.7 million remaining under the program.

Change in Segment Reporting

Historically, we have operated in, and reported three business segments: domestic stores, domestic supply chain and international. In the fourth quarter of 2014, several organizational changes were made within the Company’s management structure, with one of the changes impacting the management of our supply chain operations. As a result, management determined that its previous domestic supply chain segment and the international supply chain operations division of its previous international segment should be combined into a new global supply chain segment. As a result, we now report the following three business segments: domestic stores, supply chain and international franchise. While the consolidated results of the Company have not been impacted by this change in our reportable segments, we have restated our historical segment information in order to provide readers of our financial statements with a consistent presentation.

Items Affecting Comparability

The Company’s reported financial results for the fourth quarter and fiscal 2014 are not comparable to the reported financial results for the equivalent periods in 2013. The table below presents certain items that affect comparability between 2014 and 2013 financial results. The Company believes that including such information is critical to the understanding of its financial results for the fourth quarter and fiscal 2014 as compared to the same periods in 2013 (See the Comments on Regulation G section on pages four and five for additional details).

In addition to the items noted in the table below, the Company had lower weighted average diluted shares outstanding in 2014 that resulted in an increase in diluted EPS of approximately one cent in the fourth quarter of 2014 and four cents in fiscal 2014.

	Fourth Quarter			Full Year
(in thousands, except per share data)	Pre-tax	After-tax	Diluted EPS Impact	Pre-tax	After-tax	Diluted EPS Impact
2014 items affecting comparability:
Gain on the sale of Company-owned stores (1)	$—	$—	$—	$1,652	$1,033	$0.02
Deferred tax asset valuation allowance reversal (2)	—	—	—	—	329	0.01
Impairment of corporate airplane (3)	(5,781)	(3,614)	(0.06)	(5,781)	(3,614)	(0.06)

Total of 2014 items*	$(5,781)	$(3,614)	$(0.06)	$(4,129)	$(2,252)	$(0.04)

2013 items affecting comparability:
Tax benefit for domestic dough production (4)	$—	$—	$—	$—	$1,358	$0.02

Total of 2013 items	$—	$—	$—	$—	$1,358	$0.02

*	Diluted earnings per share figures may not sum to the total due to the rounding of each individual calculation.
(1)	Represents the gain recognized on the sale of 14 Company-owned stores to a franchisee. The gain is net of a reduction in goodwill of approximately $0.5 million.
(2)	As a result of the capital gain recognized in connection with the sale of Company-owned stores, the Company was able to utilize a portion of a previously unrecognized benefit of a capital loss carry forward.
(3)	In connection with the purchase of a newer model used airplane, the Company recognized an impairment charge to reduce its existing corporate airplane to its fair value, less cost to sell.
(4)	Represents additional tax benefit recorded for prior tax years in connection with the Company revising its calculation for a deduction related to its domestic dough production.

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Domino’s Pizza: FY 2014 Earnings Release, Page Four

Long Range Outlook

The Company does not provide quarterly or annual earnings estimates. The following long range outlook does not constitute specific earnings guidance, but the Company believes these ranges to be appropriate and achievable over the long term. In January 2015, the Company adjusted portions of this long range outlook, as follows:

	Current Outlook	Prior Outlook
Domestic same store sales growth	2% – 4%	2% – 4%
International same store sales growth	3% – 6%	3% – 6%
Net unit growth	5% – 7%	4% – 6%
Global retail sales growth	7% – 11%	6% – 10%
Capital expenditures (in millions)	$50 – $60	$35 – $45
Effective tax rate	37% – 38%	37% – 38%

Liquidity

As of December 28, 2014, the Company had approximately:

•	$30.9 million of unrestricted cash and cash equivalents;

•	$1.52 billion in total debt; and

•	$55.9 million of available borrowings under its $100.0 million variable funding notes, net of letters of credit issued of $44.1 million. The Company has collateralized these letters of credit with restricted cash, and has the ability to access this cash with minimal notice.

The Company’s cash borrowing rate averaged 5.3% in both the fourth quarter and fiscal 2014. Additionally, the Company invested $70.1 million in capital expenditures in fiscal 2014, compared to $40.4 million in fiscal 2013.

Free cash flow, as reconciled below to cash flows from operations as determined under generally accepted accounting principles (GAAP), was approximately $122.2 million in fiscal 2014.

(in thousands)	Fiscal 2014
Net cash provided by operating activities	$192,339
Capital expenditures	(70,093)

Free cash flow	$122,246

Comments on Regulation G

In addition to the GAAP financial measures set forth in this press release, the Company has included non-GAAP financial measures within the meaning of Regulation G due to items affecting comparability between fiscal quarters and fiscal years. The Company has also included metrics such as global retail sales growth and same store sales growth, which are commonly used statistical measures in the quick-service restaurant industry that are important to understanding Company performance.

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Domino’s Pizza: FY 2014 Earnings Release, Page Five

The Company uses “Diluted EPS, as adjusted,” which is calculated as reported Diluted EPS adjusted for the items that affect comparability to the prior year period discussed above. The most directly comparable financial measure calculated and presented in accordance with GAAP is Diluted EPS. The Company believes that the Diluted EPS, as adjusted measure is important and useful to investors and other interested persons and that such persons benefit from having a consistent basis for comparison between reporting periods. The Company uses Diluted EPS, as adjusted to internally evaluate operating performance, to evaluate itself against its peers and to determine future performance targets and long-range planning. Additionally, the Company believes that analysts covering the Company’s stock performance generally eliminate these items affecting comparability when preparing their financial models, when determining their published EPS estimates and when benchmarking the Company against its competitors.

The Company uses “Global retail sales” to refer to total worldwide retail sales at Company-owned and franchise stores. The Company believes global retail sales information is useful in analyzing revenues because franchisees pay royalties that are based on a percentage of franchise retail sales. The Company reviews comparable industry global retail sales information to assess business trends and to track the growth of the Domino’s Pizza® brand. In addition, domestic supply chain revenues are directly impacted by changes in domestic franchise retail sales. Retail sales for franchise stores are reported to the Company by its franchisees and are not included in Company revenues.

The Company uses “Same store sales growth,” which is calculated by including only sales from stores that also had sales in the comparable period of the prior year. International same store sales growth is calculated similarly to domestic same store sales growth. Changes in international same store sales are reported excluding foreign currency impacts, which reflect changes in international local currency sales.

The Company uses “Free cash flow,” which is calculated as cash flows from operations less capital expenditures, both as reported under GAAP. The Company believes that the free cash flow measure is important to investors and other interested persons, and that such persons benefit from having a measure which communicates how much cash flow is available for repurchasing debt, making acquisitions, repurchasing common stock, paying dividends or other similar uses of cash.

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Domino’s Pizza: FY 2014 Earnings Release, Page Six

About Domino’s Pizza®

Founded in 1960, Domino’s Pizza is the recognized world leader in pizza delivery, with a significant business in carryout pizza. It ranks among the world’s top public restaurant brands with its global enterprise of more than 11,600 stores in over 75 international markets. Domino’s had global retail sales of over $8.9 billion in 2014, comprised of more than $4.1 billion in the U.S. and nearly $4.8 billion internationally. In the fourth quarter of 2014, Domino’s had global retail sales of over $2.8 billion, comprised of $1.3 billion in the U.S. and $1.5 billion internationally. Its system is made up of franchise owners who accounted for nearly 97% of Domino’s Pizza stores as of the fourth quarter of 2014. The emphasis on technology innovation helped Domino’s generate approximately 50% of U.S. sales from its digital channels at the end of 2014, and reach an estimated run rate of $4 billion annually in global digital sales. Domino’s recently launched its ordering app for iPad®, adding to an existing ordering app lineup that covers nearly 95% of the U.S. smartphone market. In June 2014, Domino’s debuted voice ordering for its iPhone® and Android™ apps, a true technology first within both traditional and e-commerce retail.

Order - www.dominos.com

Mobile - http://mobile.dominos.com

Info - biz.dominos.com

Twitter - http://twitter.com/dominos

Facebook - http://www.facebook.com/dominos

YouTube - http://www.youtube.com/dominos

Please visit our Investor Relations website at biz.dominos.com to view a schedule of upcoming earnings releases, significant announcements and conference webcasts.

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Domino’s Pizza: FY 2014 Earnings Release, Page Seven

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995:

This press release contains forward-looking statements. You can identify forward-looking statements because they contain words such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” or “anticipates” or similar expressions that concern our strategy, plans or intentions. These forward-looking statements relating to our anticipated profitability, estimates in same store sales growth, the growth of our international business, ability to service our indebtedness, our future cash flows, our operating performance, trends in our business and other descriptions of future events reflect the Company’s expectations based upon currently available information and data. However, actual results are subject to future risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. The risks and uncertainties that could cause actual results to differ materially include: the level of and our ability to refinance our long-term and other indebtedness; uncertainties relating to litigation; consumer preferences, spending patterns and demographic trends; the effectiveness of our advertising, operations and promotional initiatives; our reputation and the strength of our brand in the markets in which we compete; our ability to retain key personnel; new product and concept developments by us, and other food-industry competitors; the ongoing level of profitability of our franchisees; our ability and that of our franchisees to open new restaurants and keep existing restaurants in operation; changes in food prices, particularly cheese, labor, utilities, insurance, employee benefits and other operating costs; the impact that widespread illness or general health concerns may have on our business and the economy of the countries where we operate; severe weather conditions and natural disasters; cyber-attacks or other catastrophic events; changes in our effective tax rate; changes in foreign currency exchange rates; changes in government legislation and regulations; adequacy of our insurance coverage; costs related to future financings; our ability and that of our franchisees to successfully operate in the current credit environment; changes in the level of consumer spending given the general economic conditions including interest rates, energy prices and weak consumer confidence; availability of borrowings under our variable funding notes and our letters of credit; and changes in accounting policies. Important factors that could cause actual results to differ materially from our expectations are more fully described in our other filings with the Securities and Exchange Commission, including under the section headed “Risk Factors” in our annual report on Form 10-K. These forward-looking statements speak only as of the date of this press release, and you should not rely on such statements as representing the views of the Company as of any subsequent date. Except as required by applicable securities laws, we do not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

TABLES TO FOLLOW

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Domino’s Pizza: FY 2014 Earnings Release, Page Eight

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(Unaudited)

	Fiscal Quarter Ended
	December 28, 2014	% of Total Revenues	December 29, 2013	% of Total Revenues
(In thousands, except per share data)
Revenues:
Domestic Company-owned stores	$109,582		$101,888
Domestic franchise	72,875		65,039
Supply chain	410,755		355,579
International franchise	49,738		44,041

Total revenues	642,950	100.0%	566,547	100.0%

Cost of sales:
Domestic Company-owned stores	84,123		77,130
Supply chain	369,262		316,870

Total cost of sales	453,385	70.5%	394,000	69.5%

Operating margin	189,565	29.5%	172,547	30.5%

General and administrative	86,683	13.5%	74,877	13.2%

Income from operations	102,882	16.0%	97,670	17.3%

Interest expense, net	(26,667)	(4.1)%	(27,091)	(4.8)%

Income before provision for income taxes	76,215	11.9%	70,579	12.5%

Provision for income taxes	28,182	4.4%	25,916	4.6%

Net income	$48,033	7.5%	$44,663	7.9%

Earnings per share:
Common stock – diluted	$0.85		$0.78

Dividends declared per share	$0.25		$0.20

Domino’s Pizza: FY 2014 Earnings Release, Page Nine

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(Unaudited)

	Fiscal Year Ended
	December 28, 2014	% of Total Revenues	December 29, 2013	% of Total Revenues
(In thousands, except per share data)
Revenues:
Domestic Company-owned stores	$348,497		$337,414
Domestic franchise	230,192		212,369
Supply chain	1,262,523		1,118,873
International franchise	152,621		133,567

Total revenues	1,993,833	100.0%	1,802,223	100.0%

Cost of sales:
Domestic Company-owned stores	267,385		256,596
Supply chain	1,131,682		996,653

Total cost of sales	1,399,067	70.2%	1,253,249	69.5%

Operating margin	594,766	29.8%	548,974	30.5%

General and administrative	249,405	12.5%	235,163	13.1%

Income from operations	345,361	17.3%	313,811	17.4%

Interest expense, net	(86,738)	(4.3)%	(88,712)	(4.9)%

Income before provision for income taxes	258,623	13.0%	225,099	12.5%

Provision for income taxes	96,036	4.8%	82,114	4.6%

Net income	$162,587	8.2%	$142,985	7.9%

Earnings per share:
Common stock – diluted	$2.86		$2.48

Dividends declared per share	$1.00		$0.80

Domino’s Pizza: FY 2014 Earnings Release, Page Ten

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(Unaudited)

	December 28, 2014	December 29, 2013
(In thousands)
Assets
Current assets:
Cash and cash equivalents	$30,855	$14,383
Restricted cash and cash equivalents	120,954	125,453
Accounts receivable	118,395	105,779
Inventories	37,944	30,321
Advertising fund assets, restricted	72,055	44,695
Other assets	48,158	30,909

Total current assets	428,361	351,540

Property, plant and equipment, net	114,046	97,584

Other assets	76,873	76,131

Total assets	$619,280	$525,255

Liabilities and stockholders’ deficit
Current liabilities:
Current portion of long-term debt	$565	$24,144
Accounts payable	86,552	83,408
Dividends payable	14,351	11,849
Advertising fund liabilities	72,055	44,695
Other accrued liabilities	92,085	90,515

Total current liabilities	265,608	254,611

Long-term liabilities:
Long-term debt, less current portion	1,523,546	1,512,299
Other accrued liabilities	49,591	48,547

Total long-term liabilities	1,573,137	1,560,846

Total stockholders’ deficit	(1,219,465)	(1,290,202)

Total liabilities and stockholders’ deficit	$619,280	$525,255

Domino’s Pizza: FY 2014 Earnings Release, Page Eleven

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Fiscal Year Ended
	December 28, 2014	December 29, 2013
(In thousands)
Cash flows from operating activities:
Net income	$162,587	$142,985
Adjustments to reconcile net income to net cash flows provided by operating activities:
Depreciation and amortization	35,788	25,783
Loss (gain) on sale/disposal of assets	(1,107)	367
Amortization of deferred financing costs	5,746	6,094
Provision (benefit) for deferred income taxes	(132)	6,055
Non-cash compensation expense	17,587	21,987
Tax impact from equity-based compensation	(27,583)	(19,498)
Other	(570)	(1,257)
Changes in operating assets and liabilities	23	11,473

Net cash provided by operating activities	192,339	193,989

Cash flows from investing activities:
Capital expenditures	(70,093)	(40,387)
Proceeds from sale of assets	9,160	4,518
Changes in restricted cash	4,499	(65,438)
Other	(1,009)	1,574

Net cash used in investing activities	(57,443)	(99,733)

Cash flows from financing activities:
Repayments of long-term debt and capital lease obligations	(12,332)	(24,349)
Proceeds from exercise of stock options	9,028	9,451
Tax impact from equity-based compensation	27,583	19,498
Purchases of common stock	(82,407)	(97,132)
Tax payments for restricted stock upon vesting	(7,927)	(8,031)
Payments of common stock dividends and equivalents	(52,843)	(34,241)

Net cash used in financing activities	(118,898)	(134,804)

Effect of exchange rate changes on cash and cash equivalents	474	118

Change in cash and cash equivalents	16,472	(40,430)

Cash and cash equivalents, at beginning of period	14,383	54,813

Cash and cash equivalents, at end of period	$30,855	$14,383

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